Exhibit 99.1

BioTime Reports First Complete Sequencing of the Nuclear Genome of Five GMP-Compliant Human Embryonic Stem Cell Lines at Jefferies 2011 Global Healthcare Conference

Complete sequencing of DNA shows normality of the cells and their suitability for clinical use

ALAMEDA, Calif.--(BUSINESS WIRE)--June 9, 2011--BioTime, Inc. (NYSE Amex:BTX) Chief Executive Officer, Michael D. West, Ph.D., will present today at the Jefferies 2011 Global Healthcare Conference in New York City at 1:00 p.m. EDT. His presentation will disclose commercial progress in each of the Company’s seven subsidiaries. Included in this update will be information on the first complete sequencing of the DNA of five human embryonic stem cell lines, demonstrating their normality and suitability for human therapeutic product development. Dr. West will also describe significant progress in the development by BioTime's subsidiary OrthoCyte Corporation of its HyStem®-Rx, OTX-CP-03 and OTX-CP07 therapeutic products, as well as the development of novel potential broad-ranging cancer diagnostic products by the Company’s subsidiary OncoCyte Corporation.

A link to the live webcast of the company's presentation will be available at www.wsw.com/webcast/jeff60/btim/ and in the investors section of the BioTime website at www.biotimeinc.com. A replay will be available on the BioTime website for at least 30 days.

“The complete genome sequencing of our GMP-compliant bank of human embryonic stem cells is another step in the execution of our strategy of making our bank of GMP-compliant hES cell lines the industry standard for the development of a wide array of new human therapeutic products,” said Michael D. West, Ph.D., President and CEO of BioTime. “The complete genome sequence of the cells in our GMP Master Cell Bank is critically important given the high mutation rates seen in some induced pluripotent stem (iPS) cells recently reported in the scientific literature. We plan to publish complete details on the sequence analysis of our ESI embryonic stem cell lines and make publicly available the sequence variance files as soon as possible to aid researchers in the development of medical products with these cells.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Barbara JL Domingo, 510-521-3390, ext. 313
Judith Segall, 510-521-3390, ext. 301